Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (333-170814) of our report dated March 17, 2011 relating to the financial statements of LyondellBasell Industries N.V and our report dated March 17, 2011 relating to the financial statements of the predecessor to LyondellBasell Industries N.V. which appear in the LyondellBasell Industries N.V. annual report on Form 10-K for the fiscal period ended December 31, 2010. We also consent to the reference to us under the heading “experts” in such Registration Statement

/s/  PricewaterhouseCoopers LLP

Houston, Texas
March 17, 2011